Exhibit 99.7

Zhengye Biotechnology Holding Limited

Company number: 398683

(Company)

Consent to act as director of the Company

To: The Company

I consent to act as a director of the Company subject to, and with the benefit of the provisions of, its memorandum and articles of association.

I certify that I have attained the age of 18 years.

I am not disqualified by the memorandum and articles of association of the Company or any law from acting as a director of the Company.

/s/ Mr Ping Jiang	Jan. 04 2023
[Mr] [Ping Jiang]	Date signed